Exhibit 5.1

June 2, 2002

Board of Trustees

Colonial Properties Trust

2101 Sixth Avenue North

Suite 750

Birmingham, Alabama  35202

Ladies and Gentlemen:

We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-105141) (the “Registration Statement”), previously declared effective by the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated May 21, 2003, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus.  This opinion letter is rendered in connection with the proposed public offering of up to 2,110,000 Common Shares of Beneficial Interest, par value $.01 per share, of the Company (the “Shares”), as described in the Prospectus, and a prospectus supplement dated May 27, 2003 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       Executed copy of the Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       Executed copies of the Underwriting Agreement, dated May 27, 2003, among the Company, Colonial Realty Limited Partnership (the “Operating Partnership”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), and the related Terms Agreement, dated May 27, 2003, among the Company, the Operating Partnership and the Underwriter (collectively, the “Underwriting Agreement”).

4.                                       The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Declaration of Trust”).

5.                                       The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.                                       Certain resolutions of the Board of Trustees of the Company (the ”Board of Trustees”) adopted at a meeting held on April 24, 2003 relating, among other things, to the authorization and approval of the Registration Statement to register, among other securities, the Shares, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.                                       Certain resolutions of the Pricing Committee of the Board of Trustees (the “Pricing Committee”) adopted pursuant to a written consent of the sole member of the Pricing Committee dated May 27, 2003, relating, among other things, to the authorization of the Underwriting Agreement, the issuance of the Shares on the terms set forth in the Underwriting Agreement and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.                                       Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies).  We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995 (the “Alabama Law”).  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Alabama Law” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution, and reported judicial decisions interpreting these laws.  In rendering this opinion letter, we are relying, to the extent that the laws of Alabama (including, but not limited to, the Alabama Law) are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, described in paragraph 8 above, with respect to the matters addressed therein.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Shares pursuant to the Underwriting Agreement, and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee described in paragraphs 6 and 7 above, the Shares will be validly issued, fully paid and nonassessable under the Alabama Law.

This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.